EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

RELM Wireless Corporation
West Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-112446, No. 333-25795 and No. 333-147354) of RELM Wireless Corporation of our report dated March 6, 2012, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP
Miami, Florida

March 6, 2012